         Fresh Healthy Vending

    Offer to Purchase

                   Terms & Conditions Australia

Date:

Thursday, May 22, 2014

Name:

Bobby Jewell

Address:

2/150 Old South Head Road

Bellevue Hill, NSW 2023, Australia

Market Definition:

Australia

Parties.

Fresh Healthy Vending International of 9605 Scranton Road #801 San Diego, CA 92121

and;

Bobby Jewell of 2/150 Old South Head Road Bellevue Hill NSW 2023 / his nominated company ___________________________________________ - TBC (Master Franchisee)

1.

Grant of Franchise. Master Franchisee and Fresh Healthy Vending will enter into a Development Agreement ("Agreement") pursuant to which Fresh Healthy Vending will grant to Master Franchisee the right to operate Fresh Healthy Vending business in the Territory.

2.

Term of agreement. Ten (10) years, additional ten (10) year options as long as Master Franchisee is in compliance with the Franchise Agreement and subject to executing the then-current Franchise Agreement.

3.

Development Schedule

The development schedule is based on 150 (10) unit franchises being opened by the Master Franchisee in the first ten (10) years as outlined below.

Year	1	2	3	4	5	6	7	8	9	10
No of Machines	150	300	450	600	750	900	1050	1200	1350	1500

4.

Development Fee.

Master Franchisee will pay to Fresh Healthy Vending a Five hundred thousand dollar (US $500,000) Development Fee for exclusivity to operate within the territory being Australia. Payment Terms

a)

Twenty Five Thousand Dollars ($25,000) down payment (non-refundable) upon signing of a letter of intent. This down payment will allow the Master Franchisee 60 days to complete his due diligence. The down payment will cover registration of the trademark and any other documents with the appropriate governmental authorities, engagement of local counsel and travel of Fresh Healthy Vending personnel to the territory as required or needed.

b)

On or before the sixtieth day, signing of the master franchisee agreement along with a payment of two hundred and twenty five thousand dollars ($225,000) will be required to secure the rights to the territory. Note: any sub franchisees appointed within the due diligence period will be given the opportunity to subsidize the development fee.

c)

Within 18 months of signing the Master Franchisee Agreement the remaining two hundred and fifty thousand dollars ($250,000) will be due to Fresh Healthy Vending International

1.

Sub-franchising in relation to Master Franchise Agreement

This Agreement allows the Master Franchisee to sub-franchise subject to certain mutually agreeable performance targets. The Master Franchisee may charge $12,000 per unit franchise with an additional $1,000 franchisee fee per unit and remit $500 back to Fresh Healthy Vending for each unit sold.

2.

Royalties

a)

Master Franchisee will pay a royalty of 1% of gross turnover on company owned units

b)

Master Franchisee will collect a royalty of 6% from sub franchisees and remit 1% to Fresh Health Vending International.

1.

Other Fees and Costs

See attached financial model.

2.

Term of operation of each sub franchise

10 years from opening, extendable for one additional term of 5 years. Upon expiration Master Franchisee may grant further extensions of 5 years each provided a new Master-Franchise Agreement has been entered into between the Parties.

3.

Training.

Fresh Healthy Vending International will provide Master Franchisee Training of no less than  (2) weeks in San Diego, CA, USA, at no additional charge for Master Franchisee personnel prior to opening the first Fresh Healthy Vending Franchise.  This excludes flights and accommodation in San Diego, CA.

4.

Opening Support.

Fresh Healthy Vending or its nominated distributor in Australia shall provide on-site operational support for a minimum of two (2) weeks during the opening of each of the first three (3) Fresh Healthy Vending franchises in the Territory by The Master Franchisee.

5.

Ongoing Support.

Fresh Healthy Vending will provide ongoing support on all aspects of the business including but not limited to: On-going provision of management, operational, technical advice and guidance through telephone or electronic communication, video conferencing and corporate portal. Ongoing update of operations manual as and when deemed necessary. Ongoing market research and introduction of new products, promotions and marketing ideas.  Guidance on staffing required, site required, technology required, and vehicles required.

6.

Registration Costs.

Fresh Healthy Vending shall bear the expense of registering their trademarks with the appropriate governmental authorities.

13.

Amounts Payable in U.S. Currency.

All amounts due Fresh Healthy Vending as described herein shall be paid in United States Dollars.

14.

Translation.

Master Franchisee shall be responsible for translating and adapting for use in the Territory all operating materials, sales literature, and advertising materials, etc. All such translations and adaptations shall be subject to the approval of Fresh Healthy Vending.

15.

Territory  Website.

Master Franchisee shall be responsible for any translation, conversion or local interpretation of the Website into local language, used in the Territory to advertise, market, and promote Fresh Healthy Vending. All translations, conversions, or interpretations of the Website for use in the Territory shall be subject to the approval of Fresh Healthy Vending.

16.

Due Diligence

The Offer is conditional for 60 days after the date of signing by both parties so the purchaser’s can complete their Due diligence investigation.

17.

Good Faith

By executing and returning this letter Fresh Healthy Vending Internationals agrees that for 60 days from the date of execution of this letter it will work in good faith with the purchasers to complete the transactions contemplated by the Offer.

Signed on behalf of the Investor:

Signature:

/s/ Robert Jewell

Print Name:

Robert Jewell

Position:

Director

This Offer to invest is accepted by the Brand owner / Franchisor:

Signature:

/s/ Nicholas Yates

Print Name:

Nicholas Yates

Position:

Vice President